TOLLGRADE COMMUNICATIONS, INC. 493 Nixon Road/Cheswick, PA 15024 www.tollgrade.com

CORPORATE COMMUNICATIONS

Contact: Bob Butter, Office: 412-820-1347 / Cell: 412-736-6186 / bbutter@tollgrade.com

TOLLGRADE REPORTS SECOND QUARTER 2004 RESULTS

PITTSBURGH, PA — July 21, 2004 - Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue of $15,465,810 and a loss of $(0.01) per share for the second quarter ended June 26, 2004. Revenue and earnings per share for the second quarter of 2003 were $17,133,547 and $0.06 per share, respectively. On a year to date basis, the Company recorded revenues of $33,072,959 and earnings of $0.07 per share for the six month period ended June 26, 2004; revenues were $31,676,970 and earnings were $0.09 per share in the corresponding period of the prior year. The Company’s results include the results of the Cheetah™ status and performance monitoring products and operations which the Company acquired from Acterna, LLC on February 13, 2003.

Revenue and earnings per share for the second quarter of 2004 were within the Company’s guidance provided in the first quarter earnings release, which ranged from $13.0 million to $16.0 million and a loss of ($0.04) to earnings of $0.03, respectively.

The Company previously announced on July 8, 2004 a cost alignment initiative that included a reduction of 30 people, primarily in research and development. Tollgrade’s cost alignment effort reflects its evolving business model. In addition to the reductions announced on July 8, today, the Company is further aligning its costs by eliminating approximately 20 additional positions, primarily in the manufacturing and related overhead areas.

“While field trial activity for our new telecom products are underway at some of our large customers, lackluster telecom product markets, as well as a strike by the Communications Workers of America

(CWA) at one of our largest customers, caused revenue and field-trial delays, which negatively impacted our quarterly financial results,” said Chris Allison, Chairman and CEO.

Cable hardware and software products were $6,387,000 in the second quarter. This included the initial sale to one of the Company’s OEM partners of $1,253,000 of our Internet-addressable monitoring probes. This product is currently undergoing certification testing by an independent third party laboratory to establish compliance with certain industry standards. This week, the Company learned that the product, in the first round of testing, was not in compliance with certain of these standards. Although such compliance was not required by the Company’s OEM partner as part of the sale of the units during the second quarter, the Company is currently evaluating the scope of the modifications required to meet these standards, and may deem it appropriate to make certain repairs to the products as a result. Although the facts surrounding this matter continue to evolve, based on information to date, the Company believes the extent of any costs associated with such modifications are presently reflected in the accompanying financial statements.

Allison continued, “We are continuing to see a malaise in the telecommunications equipment market in terms of capital expenditure, yet there seems to be interest in reducing dispatches and trouble tickets for both DSL and POTS services. We want to make DSL service delivery look as much like POTS as possible. And we want to continue our tradition of efficient POTS service delivery and troubleshooting. With second quarter sales of DigiTest® EDGE™ and DigiTest® at $140,000 and $1,300,000 respectively, we believe that there is merit to this strategy. We won a new DigiTest EDGE customer in Bridgecom, a Competitive Local Exchange Carrier (CLEC). We also booked additional DigiTest sales to D&E, another CLEC, and Sprint Canada during the quarter due to network growth. ”

Allison added, “With sales of $4,157,000 during the second quarter, our flagship MCU® product line is meaningful to our business but mature. Product sales are predicated on Digital Loop Carrier (DLC) deployments, which aren’t as robust as in years past, and testability initiatives, of which there is still interest among select customers.”

“In terms of LoopCare®, we are seeing a reasonable level of interest in our new features that prevent dispatches through recognition of new types of customer premises equipment, as well as our new Fiber-to-the-Home testing software. And our maintenance revenue for LoopCare remains steady,” he added.

Second Quarter 2004 Revenue Results

Overall sales of cable hardware and software products were $6,387,000 in the second quarter of 2004, compared to $5,370,000 in the second quarter of the prior year. The increase in sales is related primarily to sales of the new internet addressable monitoring transponders.

Overall sales of the Company’s MCU products, which extend testability into the POTS network, were $4,157,000 in the second quarter of 2004, compared to $6,387,000 in the corresponding prior year quarter. Sales in the Company’s MCU products declined as Regional Bell Operating Company (RBOC) continue to restrict capital spending in traditional POTS line areas.

Sales of LoopCare software products separate and unrelated to the Company’s DigiTest system products in the second quarter of 2004 were $543,000, compared to $929,000 in the second quarter of 2003. The LoopCare software product line, which involves software license fees that are individually significant in amount, typically has long and unpredictable sales, purchase approval and acceptance cycles. As a result, revenue from this product line can fluctuate significantly on a quarter-by-quarter basis. Total software license fees and services revenue related to LoopCare were $2,782,000 in the second quarter of 2004 compared to $2,997,000 in the second quarter of 2003.

Gross sales of Tollgrade’s DigiTest system products to new and existing customers were $1,576,000 in the second quarter of 2004, compared to $1,230,000 in the same period of 2003. DigiTest revenues in 2004 increased, primarily due to system growth in CLEC customers as well as continuing RBOC LTS modernization initiatives. Offsetting this increase during the second quarter was the effect of a negotiated settlement of a dispute with a distributor which resulted in the return of $395,000 of DigiTest and related access equipment the distributor purchased in the prior year. As a result, net revenue for the second quarter generated by DigiTest system products was $1,181,000. There were no similar returns offsetting revenue in the prior year’s second quarter.

Second quarter 2004 revenue from Services, which include installation oversight and project management services provided to RBOCs and fees for software maintenance, was $3,198,000, nearly equal to revenue of $3,218,000 in the second quarter of the prior year.

Second Quarter 2004 Financial and Operating Data

Gross profit for the second quarter of 2004 was $7,691,682, a decrease $1,722,890 or 18.3% from the second quarter of 2003, resulting primarily from reduced sales of MCU channel units and LoopCare software products. As a percentage of sales, gross profit for the quarter was 49.7% versus 54.9% for the prior year quarter. Gross margins declined in the second quarter compared to the previous years’ second quarter due to lower MCU and software sales, the negotiated settlement discussed above, incentive discounting, and lower absorption of manufacturing costs. Additionally, although the Company experienced positive growth in cable hardware and software, these products have a lower margin than the MCU, LoopCare and DigiTest system products.

Overall operating expenses increased slightly from $8,155,611 in the second quarter of 2003 to $8,159,353 in the second quarter of 2004. The increases in the operating expenses were mitigated by the reversal of $340,000 related to the incentive compensation accrual recorded in the previous quarter, as a result of the Company’s current operating performance. Selling and marketing expenses in the quarter were $2,383,142, a decrease of $37,644 from the same period in 2003. General and administrative expenses decreased 9.1% to $1,661,246 from the prior year quarter. These expenses decreased as a result of the elimination, during the quarter, of the incentive compensation accruals but were partially offset by increased salaries and professional fees. Research and development expenses were $4,114,965, an increase of 5.3% from the second quarter of 2003. The increase in expense is associated with higher consulting and professional service costs associated with research and development related to Cheetah products.

The effective tax rate for the second quarter of 2004 was 66%, compared to 38% in the prior year quarter. The current quarter effective rate reflects adjustments made during the quarter for permanent book versus tax differences as a result of the current quarter pre-tax loss.

The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $7,840,908 as of June 26, 2004, compared to backlog of $15,347,000 as of December 31, 2003 and $8,122,000 as of June 28, 2003. The decrease in the backlog from December 31, 2003 to June 26, 2004, while affected by seasonality, is attributed to a large volume of shipments of cable hardware products during the second quarter, as well as a negotiated cancellation of certain MCU orders associated with a second quarter incentive purchase.

The backlog at June 26, 2004 included approximately $5,572,000 related to software maintenance contracts, which will be earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements. Management expects that approximately 55% of the current backlog will be recognized as revenue in the third quarter of 2004.

Third Quarter Outlook

“Regarding the third quarter, the industry conditions that we saw entering the second quarter haven’t changed materially, including a possible work-stoppage at another RBOC,” said Allison. “While the cable product line has been steady, our telecom products continue to feel the effects of our customers’ capital spending constraints. In addition, our third quarter historically has been our weakest quarter due to seasonal RBOC spending. Coupled with the effects created by first half incentive buying, we are forecasting a relatively modest level of MCU product sales in the third quarter. Although we have seen two new DigiTest customers as well as a LoopCare RTU software purchase already in the third quarter, given the overall weakness in our markets, our outlook remains cautious. As a result, we predict a revenue range of $13 to $16 million with E.P.S. of $(0.07) to $0.02, including severance charges for those personnel actions taken to date that are anticipated to affect third quarter E.P.S. by $0.01. Although the Company has $48.5 million of available cash and short-term investments and continues to generate positive operating cash flow, management is today taking additional steps to realign the Company’s cost structure, and will continue to diligently look at further cost reductions consistent with its evolving business model.”

Conference Call and Webcast

A conference call to discuss earnings results for the second quarter of 2004 will be held on Wednesday, July 21, 2004 at 8:30 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade/Allison to identify the call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.firstcallevents.com/service/ajwz408077659gf12.html.

About Tollgrade

Tollgrade Communications, Inc. is a full-system provider of leading hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. The Company, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2003 revenues of $65.1 million. The Company’s web address is www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Revenues:
Products	$12,268	$13,916	$26,722	$25,487
Services	3,198	3,218	6,351	6,190

	15,466	17,134	33,073	31,677

Cost of sales:
Products	6,266	6,233	12,281	11,524
Services	998	976	1,857	1,766
Amortization	510	510	984	1,403

	7,774	7,719	15,122	14,693

Gross profit	7,692	9,415	17,951	16,984

Operating expenses:
Selling and marketing	2,383	2,421	4,855	4,391
General and administrative	1,662	1,828	3,595	3,565
Research and development	4,115	3,907	8,307	7,228

Total operating expenses	8,160	8,156	16,757	15,184

(Loss) income from operations	(468)	1,259	1,194	1,800
Other income	68	85	158	232

(Loss) income before income taxes	(400)	1,344	1,352	2,032
(Benefit) provision for income taxes	(265)	511	407	772

Net (loss) income	$(135)	$833	$945	$1,260

Diluted earnings per-share information:
Weighted average shares of common stock and equivalents:	13,259	13,335	13,310	13,276

Net (loss) income per common and common equivalent shares	$(0.01)	$0.06	$0.07	$0.09

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 26, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$28,549	$31,060
Short-term investments	19,964	17,625
Accounts receivable:
Trade	9,910	9,255
Other	84	122
Inventory	12,119	11,155
Prepaid expenses	1,987	1,534
Deferred tax assets	1,949	1,745

Total current assets	74,562	72,496
Property and equipment, net	8,449	8,292
Deferred tax assets	1,398	1,153
Capitalized software costs, net	6,805	7,713
Intangibles	45,179	44,500
Goodwill	19,340	19,340
Other assets	406	335

Total assets	$156,139	$153,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,694	$1,007
Accrued warranty	2,117	2,150
Accrued expenses	620	589
Accrued salaries and wages	222	912
Accrued royalties payable	277	396
Income taxes payable	1,074	1,018
Deferred income	1,037	480

Total current liabilities	7,041	6,552
Deferred tax liabilities	2,122	1,448

Total liabilities	9,163	8,000
Total shareholders’ equity	146,976	145,829

Total liabilities and shareholders’ equity	$156,139	$153,829

—More —

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 26, 2004	June 28, 2003
Cash flows from operating activities:
Net income	$945	$1,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,266	2,543
Tax benefit from exercise of stock options	49	55
Income taxes paid	273	376
Deferred income taxes	(48)	130
Provisions for losses on inventory	130	181
Disposition of slow moving and obsolete inventory	(192)	(278)
Provision for allowance for doubtful accounts	39	343
Changes in assets and liabilities:
Increase in accounts receivable-trade	(694)	(3,235)
Decrease in accounts receivable-other	38	62
(Increase) decrease in inventory	(902)	1,588
(Increase) decrease in prepaid expenses and other assets	(528)	291
Increase in accounts payable	687	695
(Decrease) increase in accrued warranty	(33)	525
Increase in accrued expenses and deferred income	588	665
(Decrease) increase in accrued royalties payable	(119)	90
(Decrease) increase in accrued salaries and wages	(690)	141
Increase in income taxes payable	56	226

Net cash provided by operating activities	1,865	5,658

Cash flows from investing activities:
Purchase of Cheetah	—	(14,899)
Purchase of short-term investments	(7,734)	(878)
Redemption/maturity of short-term investments	5,395	6,026
Capital expenditures, including capitalized software	(1,475)	(1,844)
Investments in other assets	(715)	—

Net cash used in investing activities	(4,529)	(11,595)

Cash flows from financing activities:
Proceeds from exercise of stock options	153	198

Net cash provided by financing activities	153	198

Net decrease in cash and cash equivalents	(2,511)	(5,739)
Cash and cash equivalents at beginning of period	31,060	33,799

Cash and cash equivalents at end of period	$28,549	$28,060

Forward-Looking Statements

The statements contained in this release which are not historical facts are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which may be expressed in a variety of ways, including the use of forward-looking terminology, relate to, among other things, expected revenue and earnings results. The Company does not undertake any obligation to publicly update any forward-looking statements.

These forward-looking statements and other forward-looking statements contained in other public disclosures of the Company are based on assumptions that involve risks and uncertainties and are subject to change based on the considerations described below. These risks, uncertainties and other factors may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements. The Company wishes to caution each reader of this release to consider the following factors and certain other factors discussed herein and in past reports including, but not limited to, prior year Annual Reports and Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission (“SEC”). The factors discussed herein may not be exhaustive. Therefore, the factors discussed herein should be read together with other reports and documents that are filed by the Company with the SEC from time to time, which may supplement, modify, supersede or update the factors listed in this document.

•	We recently emphasized our network assurance and testing software solutions and cable monitoring products, areas in which we have limited experience. This makes the prediction of future operating results for these portions of our business very difficult. A substantial portion of our research and development expenses is expected to relate to these products. If we fail to increase sales in these products, our future revenue and net income, as well as the prospects for these critical portions of our business will be materially and adversely affected.

•	We have derived a substantial amount of our revenues from sales of products and related services to the telecommunications industry, which has experienced significant consolidation and decreased capital spending in the past few years. We cannot be certain that consolidations in, or a slowdown in the growth of, the telecommunications industry will not harm our business.

•	We base our expense levels in part on forecasts for future orders and sales, which are extremely difficult to predict. A substantial portion of our operating expenses is related to personnel, facilities and sales and marketing. The level of spending for such expenses cannot be adjusted quickly and is, therefore, relatively fixed in the short term. Accordingly, our operating results will be harmed if revenues fall below our expectations in a particular quarter.

•	The sales cycle for our software products is long as they involve significant capital commitments by customers, and the delay or failure to complete one or more large license transactions in a quarter could cause our operating results to fall below our expectations.

•	The Company has recently announced a reduction in work force taken in response to the recent decrease in our revenues in our telecom business. These actions could have long term adverse effects on that portion of our business. There are several risks inherent in our efforts to bring our cost base in line with the current environment by reducing our telecom workforce. These include the risk that we will not be successful in achieving our planned cost reductions, and that even if we are successful in doing so, we will still not be able to reduce expenditures quickly enough to restore profitability in that portion of our business and may have to undertake further restructuring initiatives that would entail additional charges and create additional risks. In addition, there is the risk that cost-cutting initiatives will impair our ability to effectively develop and market products and remain competitive in the telecom business. Each of the above measures could have long-term effects on our business by reducing our pool of talent, decreasing or slowing improvements in our products, making it more difficult for us to respond to customers, limiting our ability to increase production quickly if and when the demand for our products increases and limiting our ability to hire and retain key personnel. These circumstances could cause our earnings to be lower than they otherwise might be.

•	Because our cable products generate lower margins for us than our proprietary MCU and software offerings, an increase in the percentage of our sales of cable-related products relative to our traditional products will result in lower profitability. Furthermore, as consolidations within the cable industry and the adoption of the DOCSIS standards have caused and could continue to cause pricing pressure as competitors lower product pricing, our revenues have been and may continue to be adversely affected. As a result, as our business shifts from our higher margin proprietary products to lower margin cable offerings and standardized products for which we have competition, we will need to sell greater volumes of our products to maintain profitability.

•	Due to the Company’s dependence upon a few major customers for a majority of our revenues, the loss of any of these customers or continued decreases in the capital budgets of these customers or cancellation, delay or reduction in purchases or products at historical levels, would significantly reduce our revenues and net income. The capital budgets of our customers, are dictated by a number of factors, most of which are beyond our control, including:

•	the conditions of the telecommunications market and the economy in general;

•	subscriber line loss and related reduced demand for telecommunications services;

•	disputes between our customers and their collective bargaining units;

•	the failure to meet established purchase forecasts and growth projections;

•	competition; and

•	reorganizations, including management changes, at one or more of our customer or potential customers.

If the financial strength of one or more of our major customers should deteriorate, or if they have difficulty acquiring investment capital due to any of these or other factors, a substantial decrease in our revenues would likely result.

•	A large portion of the Company’s sales are attributable to our core proprietary MCU technology, and those sales largely depend upon the rate of deployment of new, and the retrofitting of existing, Digital Loop Carrier (DLC) systems in the United States. Further, if our customers implement certain next generation network improvements that do not require the use of our MCU products, it could materially impact our MCU sales. If our major customers fail to continue to build-out their DSL networks and other projects requiring DLC deployments, or if we otherwise satisfy the domestic telecommunications market’s demand for MCUs, our future results would be materially and adversely affected.

•	The Company depends upon a relatively narrow range of products for the majority of our revenue. Our success in marketing our products is dependent upon their continued acceptance by our customers. In some cases, our customers require that our products meet their own proprietary requirements. If we are unable to satisfy such requirements, or forecast and adapt to changes in such requirements, our business could be materially harmed. Rapid technological change including industry standards, could also render our products obsolete. The adoption of industry-wide standards, such as the HMS and DOCSIS cable standards, may result in the elimination of or reductions in the demand for many of our proprietary products, such as our Cheetah head-end hardware products and other Cheetah products. Furthermore, if we are unable to forecast the demand for, and to develop new products or to adapt our existing products to meet, evolving standards and other technological innovations, or if our products and services do not gain the acceptance of our customers, there could be a negative effect on our future results.

•	Changes in the telecommunications or cable regulatory environment that, among other results, increase our costs of doing business, require our customers to share assets with competitors or prevent the Company or our customers from engaging in business activities they may wish to conduct, could significantly reduce the demand for our products and adversely affect our future results.

•	Although we seek to protect our technology through a combination of copyrights, trade secret laws, contractual obligations and patents, these protections many not be sufficient to prevent the wrongful appropriation of our intellectual property, nor will they prevent our competitors from independently developing technologies that are substantially equivalent or superior to our proprietary technology. If we are unable to successfully assert and defend our proprietary rights in the technology utilized in our products, or if third parties are able to successfully assert that our use of technology infringes upon the proprietary rights of others, our future results could be adversely affected.

•	Some of our products require technology that we must license from the manufacturers of systems with which our products must be compatible. If we are unable to obtain and retain these license agreements on favorable terms, there could be a material adverse effect on our business.

•	We depend upon a limited number of third party subcontractors to manufacture certain aspects of our products and we procure components from a limited number of outside suppliers. If we were to encounter a shortage of key manufacturing components from limited sources of supply, or experience manufacturing delays caused by reduced manufacturing capacity or integration issues related to our acquisition of the Cheetah product line, the loss of key assembly subcontractors or other factors, our ability to produce and ship our manufactured products and therefore our future results could be materially adversely affected.

•	We have recently completed, and we may pursue additional, acquisitions of companies, product lines and technologies, which acquisitions involve numerous risks, including the disruption of our business, exposure to assumed or unknown liabilities of the acquired target, and the failure to integrate successfully the operations and products of acquired businesses. Goodwill arising from acquisitions may result in significant charges against our operating results in one or more future periods. Furthermore, we may never achieve the anticipated results or benefits of an acquisition, such as increased market share or the successful development and sales of a new product. The effects of any of these risks could materially harm our business and reduce our future results of operations.

•	The carrying value of certain of our intangible assets, consisting primarily of goodwill related to our LoopCare software and Cheetah product line acquisitions from Lucent Technologies, Inc. and Acterna, LLC, could be impaired by changing market conditions. We are required under generally accepted accounting principles to review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may indicate that the carrying value of our intangible assets may not be recoverable include a decline in stock price and market capitalization and lower than anticipated cash flows produced by such intangible assets. If our stock price and market capitalization decline, or if we do not realize the expected revenues from an intangible asset, we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of that intangible asset is determined.

•	Our future sales in international markets are subject to numerous risks and uncertainties, including local economic and labor conditions, political instability including terrorism and other acts of war or hostility, unexpected changes in the regulatory environment, trade protection measures, tax laws, our ability to market current or develop new products suitable for international markets, obtaining and maintaining successful distribution and resale channels and foreign currency exchange rates. Reductions in the demand for or the sales of our products in international markets could adversely affect future results.

•	Any significant defect, error, failure or misuse of our products or other problems within our out of our control that may arise from the use of our products could jeopardize our relationships with our customers, resulting in substantial costs for both the Company and our customers as well as the cancellation of orders, warranty costs, product returns and legal actions that could adversely affect our future results.

•	If third parties with whom we have entered into OEM and other partnerships should fail to meet their own performance objectives, customer demand for our products could be adversely affected, which would have an adverse effect on our revenues.

•	There is a trend for some of our customers to place large orders near the end of a quarter or fiscal year, in part to spend remaining available capital budget funds. Seasonal fluctuations in customer demand for our products driven by budgetary and other reasons can create corresponding fluctuations in period-to-period revenues, and we therefore cannot assure you that our results in one period are necessary indicative of our revenues in any future period. In addition, the number and timing of large individual sales has been difficult for us to product, and large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at al. The loss or deferral of one or more significant sales in a quarter could harm our operating results.

•	The markets for some of our products are very competitive. Some of our competitors may have greater technological, financial, manufacturing, sales and marketing, and personnel resources than we have and may have an advantage in responding more rapidly or effectively to changes in industry standards or technologies and may better withstand the pricing pressures that increased competition may bring. If our introduction of improved products or services is not timely or well received, or if our competitors reduce their prices for products that are comparable to ours, demand for our products and services could be adversely affected

•	The successful development of a secondary market for our products by a third party could negatively affect demand for our products, reducing our future revenues.

•	If the Company is unable to identify and hire the personnel that we need to succeed, or if one or more of our present key employees were to cease to be associated with the Company, our future results could be adversely affected.

•	We may from time to time be involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. An adverse resolution of these matters could negatively impact our financial position and results of operations.

™LoopCare is a trademark of Tollgrade Communications, Inc.
™Cheetah is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.

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